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                                                                  Exhibit 99.1

FORM IMMEDIATE RELEASE

           CANAL+Polska and @ Entertainment Join Forces
          To Develop Pay and Digital Television in Poland

   Warsaw (Poland), Hartford, CT (USA), and Paris (France)-April 17, 1998 -- @ Entertainment, Inc. (NASDAQ: ATEN) and Telewizyna Korporacja Partycypacyjna ("TKP"), the parent company of Canal+Polska, today announced that they had signed a binding letter of intent bringing together @ Entertainment's Wizja TV programming service and the CANAL + Polska premium pay-television channel, and providing for the joint development and operation of a digital direct-to-home (DTH) television service for the Polish market. The proposed transaction is subject to regulatory approvals, including from the Polish media authority KRRiTV, and the execution of definitive agreements.

   Under the terms of the agreement, DTC Productions Sp.zo.o., a Polish subsidiary of @ Entertainment, will subscribe for a 40% fully diluted share interest in TKP for approximately US$112 million in cash. Concurrent with the subscription, TKP will purchase all of the pay-TV assets of @ Entertainment for approximately US$38 million and will assume substantially all of @ Entertainment's contracts and obligations related to its pay-TV operation. At closing, the pro forma ownership of TKP, which will own the new digital platform and Canal+Polska, will be: 40% by DTC Productions, 40% by Canal+SA, 10% by Agora and 10% by Polcom. The new digital platform will be open to other Polish investors.

   @ Entertainment will retain 100% interest in its Poland Communications, Inc. (PCI) subsidiary, which operates its cable networks in Poland.

   The letter of intent stipulates a standstill agreement whereby neither party may, for a period of 45 days after the execution of the agreement, launch any digital pay-television service. Pursuant to this agreement, @ Entertainment has postponed its planned launch this month of Wizja TV. Both parties have agreed to reschedule the launch of this service for September 1998 under the Wizja + brand name.

   The channel line-up of Wizja+ will consist of a diversified chance of high quality Polish and international channels, broadcast in the Polish language, and include three multiplexed versions of CANAL+Polska. The detailed line-up will be announced shortly and will comply with all applicable Polish and European regulations.


                                    -More-


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     @ Entertainment/CANAL+
     April 17, 1998
     Page 2

     @ Entertainment is the developer of both the Wizja TV programming and DTH service. Through its PCI subsidiary, the Company owns and operates the largest cable television network in Poland with 800,192 subscribers as of February 28, 1998.

     Telewizyna Korporacja Partycypacyjna ("TKP") is the parent company of the Polish premium pay-TV channel CANAL+ Polska. CANAL+ Polska is the second largest investor in the Polish firm industry and devotes 40 percent of its airtime to Polish productions. CANAL+ Polska also concluded an exclusive five-year contract to broadcast Polish first division soccer, offers a variety of innovative TV magazines and reached major agreements with the Hollywood studios. CANAL+ Polska has 240,000 analog subscribers.

Agora is the controlling company of one of the largest media groups in Poland with diversified interests in newspapers (Gazeta Wyborcza), radio and billboards.

Polcom is a Polish investment company headed by the well-known Polish producer Lew Rywin, who is also the Chairman of TKP.

CANAL+ SA is Europe's largest pay-TV group with over 9.5 million subscribers and premium services in 13 countries.

The aforementioned remarks contain forward-looking statements that involve risks and uncertainties without limitation those related to regulatory approvals and other variables concerning the establishment of the joint venture, and the timing of the launch of joint venture services.

Press contacts:

For @ Entertainment:    Cathleen Mayrose (212-885-0474), Francisco Gebauer
                        (212-885-0472) and Przemek Szmyt (011-48-22-608-9825)

For TKP/CANAL+ Polska:  Lew Rywin (011-48-22-657-0900) and
                        Dominique Lessage (011-48-22-657-0818)

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For CANAL + SA:   Laurence Gallot (011-3314-425-1942)

                  Jean-Louis Erneux (011-33-14-425-7581)